EXHIBIT 10.3

YourInternetDefender, Inc.

VALS INTERNATIONAL, INC.

SEARCH ENGINE OPTIMIZATION

Your Internet Defender will be providing Search Engine Optimization consulting and marketing services to Vals International, Inc.  The initial plan should be set up for a period of no less than six (6) months, in order to provide substantial, and more importantly, long-lasting results.

The primary objective of this campaign is to provide qualified targeted traffic through Search Engine Optimization and viral off-site marketing to its web site.

SUMMARY

Vals International’s corporate website needs to be created and well optimized both on- and off-site, to be visible on all organic channels available in order to attract new potential customers and ongoing social / marketing enthusiasts.

We propose to accomplish this objective by:

1.	Developing a number of leads coming through the very cost-effective organic channels (primarily Google);
2.	Providing a strategy to increase marketing exposure via viral channels around the marketing interface, as expressed by our off-site strategy; and
3.	Setting up an integrated web marketing platform to handle all aspects of the project.

Our proposal incorporates creation of new landing web pages and their implementation, as well as deployment of a state of the art marketing management system platform.

One-Time Initial Services

Website Creation

Web content management system setup & training

Strategic audit & recommendation

Technical audit, recommendation & implementation

20 East Sunrise Highway • Suite 202 • Valley Stream, NY 11581 • Phone: 516-303-8100 • Fax: 516-706-0027
www.yourinternetdefender.com• E-mail: info@yidefender.com

YourInternetDefender, Inc.

Content audit, recommendation & implementation

Keywords selection

Content writing guidelines

Blog, Twitter, Facebook & Newsletter design

Other additional off-site strategies (combination below)

Web analytics and search engine ranking analytics setup

Ongoing Services

Integrated web, email, and PR marketing platform creation and access

Managed Services: Off-site SEO & link profile development

Managed Services: Media content writing pack

Managed Services: Pro Social Profiles animation

Managed Services: Monthly reporting

STRATEGIC AUDIT

The strategic audit covers overall strategic considerations, tactical considerations and lay the bases for an action plan. It is performed by us in coordination with our SEO expert team that bring decades of experience in similar projects.

TECHNICAL AUDIT

The technical audit includes an analysis of all possible blocking indexation factors. We understand how search engines work.  Thus we can make the appropriate recommendations and take the relevant steps to ensure your SEO strategy will be successfully matching the methods used by search engines to reference your site. We will review your website architecture and make recommendations to enhance content visibility and top ranking potential.

For example: We may recommend to contain important pages within a 3-level architecture or identify “redirect pages” that may stop search engine spiders and robots.

CONTENT AUDIT

One too often neglected aspect of good online marketing is to provide recent, accurate and informative content. While many search engines may overlook the actual text content of a page the bigger referrers will look closely in your copy for signs of relevance.  Too much or not enough content may drastically reduce your chances of placing your web site in top position and also frustrate users looking for information on a specific topic. Our process includes keyword selection, content development spanning written, audio, and video content.

20 East Sunrise Highway • Suite 202 • Valley Stream, NY 11581 • Phone: 516-303-8100 • Fax: 516-706-0027
www.yourinternetdefender.com• E-mail: info@yidefender.com

YourInternetDefender, Inc.

KEYWORDS SELECTION

Keyword selection is potentially the most critical stage of the SEO process. Keywords are any word or combination of words used to define a web page.

CHOOSING THE RIGHT STRATEGY

The single most important rule in SEO is "NO SPAM!" From every standpoint it's a bad business strategy unless traffic is solely based on advertising in questionable schemes such as banner pop-ups and the likes.

First of all, search engines might see through spamming as they identify those sites submitting too many pages to too many engines with repetitive keywords. Being identified as a spammer by Google is putting your entire SEO strategy to death. Even successful spammers need to follow a “burn and run” strategy. By contrast, careful but sustained efforts for specific keyword phrases will pay off and bring substantial qualified traffic to a web site.

SINGLE KEYWORDS

Single keywords are made of one single continuous word, acronym or combination of characters. Historically they are the most searched-for terms. However website promoters have learned to steer clear of strategies based on single keywords as they imply up to several hundred of thousands competing pages for one single keyword.

Users also learn with experience that single-word searches return uneven, even incoherent results, and now routinely search for keyword phrases rather than single keywords.

Examples: vpn, network, support, business...

KEYWORD PHRASES

As the word implies a Keywords Phrase is a set of single keywords arranged together to form a more explicit keyword description.  They allow a better target qualification and chances to be ranked in top position. A majority of searches include two to three keywords.

NOTE: Many major search engines, Google included, do not support "exact sentence" by default, which means that searching for “network support” will also return results for «support network», and might potentially adversely affect the likeliness of Top 10 positions for Keywords Phrases which aren’t specific or explicit enough.  Other recent development such as automated keyword suggestions by Google also affects user search behavior, hence needs to be accounted for. This emphasizes the importance of choosing the right keywords.

Examples: vpn security, network support, vpn networks...

20 East Sunrise Highway • Suite 202 • Valley Stream, NY 11581 • Phone: 516-303-8100 • Fax: 516-706-0027
www.yourinternetdefender.com• E-mail: info@yidefender.com

YourInternetDefender, Inc.

GEOGRAPHICAL KEYWORDS

Geographical Keywords must be considered separately as they add another layer of targeting therefore increases the amount of qualified traffic to the site. They also help to be included in local and regional business online resources.

There are as many geographic keywords as places on Earth. We can break them down using various scales: city, county, general area, part of state, state, country.

Examples: San Mateo, San Mateo county, south bay, northern California, California, USA.

OUR METHOD & PROCESS

Our method is simple and our process is clear:

1.	We select with you the single keywords that define the best your core business and those activities you wish to publicize online.

For example: VPN, network, LAN, WAN, support, Lotus Notes…

2.	We then select with you keyword phrases based on those keywords that yield the best ratio based on actual number of searches and your competitive landscape.

Instead of going straight to the highly disputed keywords / keyphrases, we start with thelong-tail keywords (such as the ones you provided to us earlier), and only wegradually circle back tothe core keywords / keyphrases that are more difficult and competitive.In essence, we startfrom the bottom and gradually ramp up.

Once we have secured the first circle of keywords and keyphrases with a decent conversion ratio,we begin building on it and attack the ‘inner circles’.

For example: network technical support, Lotus Notes database recovery, LAN integration…

3.	Depending on the strategy, we may have geographical keywords in the mix to increase the chances of ranking in Top 10 positions for the targeted keyword phrases.

For example: network technical support Seattle, LAN integration Washington state, LAN Integration Seattle…

20 East Sunrise Highway • Suite 202 • Valley Stream, NY 11581 • Phone: 516-303-8100 • Fax: 516-706-0027
www.yourinternetdefender.com• E-mail: info@yidefender.com

YourInternetDefender, Inc.

CONTENT WRITING GUIDELINES

We believe in providing services that are also educational to our customers. As part of this effort, we supply guidelines to your staff contributing to the ongoing website content writing effort, and are always available for coaching or editing created copy.

BLOG, TWITTER, FACEBOOK WALL & NEWSLETTER DESIGN

Social media is now an increasing contributing signal to website popularity and rankings while email marketing is a proven contributor to any-size business bottom line. We align your corporate identity across all of these mediums and integrate them together so that you communicate easily across these channels.

WEB ANALYTICS AND SEARCH ENGINE RANKING ANALYTICS SETUP

Deploying effective measurement tools is critical to ensure ongoing improvement to your Web marketing efforts. We install, customize, and even natively integrate when using our Internet Defender marketing platform, Google Analytics to monitor traffic and sales conversions data.  It provides valuable actionable information about visitors such as their entry page, the path they’ve followed through the site, how long they stayed on each section, what part of the page they click on, etc.

We also deploy our own search engine rankings reporting tool in order to monitor progress made within the search engine results pages for your sought-after keywords.

INTEGRATED WEB, EMAIL, AND PR MARKETING PLATFORM ACCESS

Being connection to our platform will allow you to automatically execute search engine optimization techniques, and connect to an ever-increasing number of other free Internet marketing websites, directories, and search engines (other than Google).

MANAGED SERVICES: OFF‐SITE SEO & LINK PROFILE DEVELOPMENT

Your Internet Defender assigned managed service expert understands your business; helps you lay out realistic bottom-line objectives, and helps you design, implement and manage a successful natural search strategy, which is an ongoing process.  With that in mind, we will initiate a campaign to improve your in-bound links (explained in detail below).

MANAGED SERVICES: ON‐SITE SEO FOR NEWLY DEVELOPED CONTENT

As your team adds content, our expert optimizers review and optimize content for maximum search engine rankings and sales conversions benefits. This service covers all the on-site variables known to influence search engine rankings, including site-wide linking.

20 East Sunrise Highway • Suite 202 • Valley Stream, NY 11581 • Phone: 516-303-8100 • Fax: 516-706-0027
www.yourinternetdefender.com• E-mail: info@yidefender.com

YourInternetDefender, Inc.

MANAGED SERVICES: MONTHLY PROGRESS REPORTING

Our software regularly queries search engines for your targeted keywords and reports your current ranking in all major engines. We will then take note of all Top 30 positions and report them to you.
Analysis of actual traffic patterns can also provide valuable information when cross-referenced with your web analytics, and Google Webmaster tools.

OFF-SITE STRATEGY DETAILED

•
Link Building, to include SE Indexing, Submissions, Bookmarking (links back to you).   Your web pages are promoted through selected directory listings (Blogs, Forums, RSS, etc.), bulletin boards and other channels offering linking and SEO benefits.  It's an ongoing campaign to improve the customer's in-bound links.

•	Ongoing SEO content writing: working with social/content team and technical interface to craft optimized content catering to identified targets.

•	PR Creation and Submission to high ranking PR locations. Subscription to news aggregators.

•
Blog creation, both within the site and external, with different content updated daily on each.  Professional writing efforts to be utilized.  Comment campaign with other similar blogs will be maintained, using links back to you in each such comment / post.

•	Information management through micro-sites and dedicated sites (we already have such an existing network of sites).

•
Video Channel, with updated videos being published via a number of social sites, on various topics, ranging from interviews to real-life game participants, to instructions and benefits of being a part of this network, as well as testimonials.

•
Social Profiles – Facebook (‘FB’), to be set up with a global page, followed by location-based / geographically positioned individual pages, announcements, contests, etc.  Joining groups that are similar / appropriate for discussion of your topics.  Content to be updated throughout the day, not just daily, with tags coordinated by the same keywords as being used in your on-site strategy (above).  Every single activity linked back to the main website.  FB ‘LIKE’ buttons to be tagged to each and every post across your entire marketing strategy mix.  You will also utilize a number of proprietary FB fan-acquisition methods, not to be revealed.

•
Social Profiles – Twitter, to be set up in connection and association with FB efforts, with numerous postings / tweets to be used in both profiles.  You will use proprietary approach methods to engage Twitter users interested in online games, specifically the ones you offer, leveraging Twitter’s breakdown by interest, making it easy to identify users with your desired criteria.  Announce events / contests, similar to that with FB.  Every single activity linked back to the main website.

20 East Sunrise Highway • Suite 202 • Valley Stream, NY 11581 • Phone: 516-303-8100 • Fax: 516-706-0027
www.yourinternetdefender.com• E-mail: info@yidefender.com

YourInternetDefender, Inc.

•	Social Profiles – Other. Creating & maintaining social presence with other, lesser known social locations, such as StumbleUpon, as well as particular highly-populated overseas social sites.

•	Use of special promotions, encouraging viral distribution of your posts, such as FB Share, Retweet, and other similar methods.

•	RSS Feed from the site to users looking for continuous updates.

•
Forums / Chat Boards – aggressive creation of “ghost” identities on as many such forums / boards as possible, to establish a non-invasive pattern of generating positive publicity to highly-concentrated community of existing users.

•	Ongoing email marketing management: we provide guidelines for proper newsletter and email marketing strategy, enabling them to reach their target at a high percentage.

FINANCIAL CONSIDERATIONS

Comprehensive Engagement Fee:      $16,000
(to include website set up)

Contract Period:                                      6 month engagement

Contract Provisions:                              Payment due immediately

_____________________________                                                            _______________________________
By:  Val Avakian, for                                                                      By:
VALS INTERNATIONAL, INC.                                                                      YOUR INTERNET DEFENDER, INC.

DATE:    _____________________                                                                      DATE:    _______________________

20 East Sunrise Highway • Suite 202 • Valley Stream, NY 11581 • Phone: 516-303-8100 • Fax: 516-706-0027
www.yourinternetdefender.com• E-mail: info@yidefender.com